Exhibit 99.1

Kona Grill Signs Development Agreement for Mexico

SCOTTSDALE, AZ – February 5, 2016─ Kona Grill, Inc. (NASDAQ: KONA), an American grill and sushi bar, today announced the signing of a franchise development agreement with Entretenimiento Roma S.A. de C.V. The agreement provides for the development of six Kona Grill restaurants in the cities of Mexico City and Monterrey, NL over the next seven years.

“We are excited to announce a major step forward in our international strategy with the signing of this agreement. Our agreement with Grupo Roma enables us to expand the Kona Grill brand internationally and provides us with another growth opportunity that enhances our ability to deliver shareholder value,” said Berke Bakay, President and CEO.

“We are proud to partner with Kona Grill and be the company’s first franchisee to develop and operate this unique restaurant concept internationally. Kona Grill’s differentiated menu offerings and contemporary design coupled with our local market expertise and strong history of operating successful companies, provides a great foundation for this endeavor,” said Jose Rodolfo Martinez Montes, CEO and President.

About Kona Grill

Kona Grill (NASDAQ:KONA) features a global menu of contemporary American favorites, award-winning sushi, and specialty cocktails. Kona Grill owns and operates 37 restaurants, guided by a passion for quality food and personal service. Restaurants are currently located in 19 states and Puerto Rico: Arizona (Chandler, Gilbert, Phoenix, Scottsdale); Colorado (Denver); Connecticut (Stamford); Florida (Miami, Sarasota, Tampa); Georgia (Alpharetta); Idaho (Boise); Illinois (Lincolnshire, Oak Brook); Indiana (Carmel); Louisiana (Baton Rouge); Maryland (Baltimore); Michigan (Troy); Minnesota (Eden Prairie); Missouri (Kansas City); Nebraska (Omaha); New Jersey (Woodbridge); Nevada (Las Vegas (2)); Ohio (Cincinnati, Columbus); Puerto Rico (San Juan); Texas (Austin, Dallas, El Paso, Fort Worth, Friendswood, Houston, Plano, San Antonio, The Woodlands); Virginia (Arlington, Richmond). For more information, visit www.konagrill.com.

About Grupo Roma

Grupo Roma was founded in 1971 by the current Chairman of the Board Jose Rodolfo Martinez Montes. Since its founding, the group has developed many residential, industrial, infrastructure, retail and institutional projects, in which all 27 different entities that currently constitute Grupo Roma have participated. Grupo Roma's presence expands throughout 10 different cities in the states of Chihuahua, Coahuila, Durango and Queretaro in Mexico and Texas in the United States.

Contact:
Christi Hing, Chief Financial Officer

Kona Grill, Inc.
480-922-8100

investorrelations@konagrill.com